UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 27, 2017

Bionik Laboratories Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-54717	27-1340346
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

483 Bay Street, N105 Toronto, ON	M5G 2C9
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (416) 640-7887

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

Bionik Laboratories Corp. (the “Company”) previously filed a Schedule TO, as amended, pursuant to which it offered (the “Offer to Amend and Exercise”) to amend certain outstanding warrants (the “Original Warrants”) to purchase an aggregate of 17,638,243 shares of common stock to: (i) reduce the exercise price of the Original Warrants to $0.25 per share of common stock in cash and (ii) shorten the exercise period of the Original Warrants so that they expire concurrently with the expiration of the Offer to Amend and Exercise at 11:59.59 p.m. (Eastern Time) on June 27, 2017 (the “Expiration Date”).

The Offer to Amend and Exercise expired on the Expiration Date. Pursuant to the Offer to Amend and Exercise, an aggregate of approximately 5,000,173 Original Warrants were tendered by their holders and were amended and exercised in connection therewith for an aggregate exercise price of approximately $1.25 million. The net cash proceeds after deducting warrant solicitation agent fees, but not including other offering expenses, were approximately $1,125,000. Prior to the closing of the Offer to Amend and Exercise, the Company had 48,885,107 shares of common stock outstanding (not including Exchangeable Shares) and Original Warrants to purchase an aggregate of 17,638,243 shares of common stock. Following the Offer to Amend and Exercise, the Company had approximately 53,885,280 shares of common stock outstanding, and remaining (i) Investor Warrants to purchase an aggregate of 12,349,269 shares of common stock at an adjusted exercise price per share of $1.2933, and (ii) Placement Agent Warrants to purchase an aggregate of 1,313,745 shares of common stock at an adjusted exercise price per share of $0.7490, in each case after price-based anti-dilution adjustments.

The Company retained Garden State Securities Inc. (“GSS”) to act as its Warrant Solicitation Agent for the Offer to Amend and Exercise pursuant to an Engagement Agreement. GSS received a fee equal to 10% of the cash exercise prices paid by holders of the Original Warrants who participated in the Offer to Amend and Exercise. In addition, the Company issued to GSS three-year warrants (the “Solicitation Agent Warrants”) to purchase shares of common stock equal to 8% of the stock issued from the Offer to Amend and Exercise, at an exercise price of $0.25 per share, as well as reimburse GSS for certain expenses and attorney’s fees. The foregoing description of the Engagement Agreement is intended to be a summary and is qualified in its entirety by reference to such document, which was previously filed as Exhibit (d)(1) to the Company’s Schedule TO filed with the SEC.

The Company issued the Original Warrants in private placement transactions in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. Similarly, the issuance of the shares of the Company’s common stock upon the amendment and exercise of the Original Warrants and the issuance of the Solicitation Agent Warrants was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

Item 7.01	Regulation FD Disclosure.

On June 30, 2017, the Company issued a press release to report its fiscal year ended 2017 financial results as well as the results of the Offer to Amend and Exercise. The press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description

10.1	Engagement Agreement dated May 3, 2017, by and between the Company and Garden State Securities Inc. (Incorporated by reference to Exhibit (d)(1) to the Company’s Schedule TO filed on May 25, 2017)

99.1	Press Release dated June 30, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 30, 2017

BIONIK LABORATORIES CORP.

By:	/s/ Leslie Markow
Name:	Leslie Markow
Title:	Chief Financial Officer